UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MidSouth Bancorp, Inc.
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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 10, 2015

We will hold our annual shareholders meeting on Wednesday, May 20, 2015, at 1:00 p.m., local time, at our corporate offices, located at 102 Versailles Boulevard, Lafayette, Louisiana 70501, where we will vote upon:

1.  the election of four directors for a term to expire in 2018;

2.  a proposal to approve a non-binding advisory resolution on thecompensationof our named executive officers;

3.  a proposal to ratify the appointment of Porter Keadle Moore, LLC(''PKM'') as the Company's independent registered public accounting firm for the year ending December 31, 2015; and

4.  such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice.  If you were a holder of our common stock on April 6, 2015, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET.  THANK YOU.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the Internet.   As a result, beginning on or about April 10, 2015, we send by mail a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy materials, including our Proxy Statement and 2014 Annual Report, over the Internet and how to vote.  Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact Shaleen B. Pellerin at (337) 593-3011, or write to her at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana 70501, if your shares are registered in your name, or by calling your bank, broker or other nominee.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares of our stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015.
Our Proxy Statement for the 2015 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2014 are available at www.envisionreports.com/MSL

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting (the "Annual Meeting") to be held on Wednesday, May 20, 2015, at 1:00 p.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof.  Directions to attend the Annual Meeting, where you can vote in person, can be found on our website at MidsouthBank.com or may be obtained by calling Shaleen B. Pellerin at (337) 593-3011.  This Proxy Statement is first being mailed to shareholders on or about April 10, 2015.  As used in this Proxy Statement, the terms, "we," "us," "our" and the "Company" refer to MidSouth Bancorp, Inc., and the terms "MidSouth Bank" and the "Bank" refer to our wholly owned subsidiary, MidSouth Bank, N.A.

Only holders of our common stock as of the close of business on April 6, 2015, are entitled to notice of and to vote at the Annual Meeting.  On that date we had outstanding 11,349,284 shares of common stock, each of which is entitled to one vote. On that date we also had outstanding shares of two series of non-voting preferred stock, our Senior Non-Cumulative Perpetual Preferred Stock, Series B and our 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum.  In addition, shares held by a broker as nominee (i.e., in "street name") that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares ("broker non-votes"), will also be treated as present for quorum purposes.

The proposal to elect four directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting.  "Plurality" means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen.  As a result, abstentions and broker non-votes will have no effect on this proposal.  The proposal to approve a non-binding resolution regarding the compensation of our named executive officers (the "Named Executive Officers" or "NEOs"), often called a "say-on-pay" proposal, requires a majority of the votes cast at the Annual Meeting.  Accordingly, abstention and broker non-votes will have no effect on this proposal.  The proposal to ratify the appointment of Porter Keadle Moore, LLP (''PKM'') as the Company's independent registered public accounting firm for the year ending December 31, 2015 requires a majority of the votes cast at the Annual Meeting.   Accordingly, abstention and broker non-votes will have no effect on this proposal.

Under the rules of the New York Stock Exchange ("NYSE"), if your broker holds your shares (i.e., in "street name") and delivers this proxy statement to you, the broker generally has authority to vote the shares on "routine" matters. Item 3, the ratification of PKM as the Company's independent registered public accounting firm, is a matter we believe will be considered "routine"; even if the broker does not receive instructions from you, the broker is entitled to vote your shares in connection with Item 3. The other Items (1 and 2) are matters we believe will be considered "non-routine"; the broker is not entitled to vote your shares without instructions.

Each of these proposals was recommended by our Board of Directors.  If any proposal comes before the Annual Meeting that has not been recommended by a majority of our "Continuing Directors," as defined in our Articles of Incorporation, then approval of any such proposal requires the affirmative vote of at least 80% of the "Total Voting Power" of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.
•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.
•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 1:00 a.m., Eastern Time, on May 19, 2015.  If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify.  If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the director nominees named herein that have been recommended by the Board of Directors for election, for the proposal to approve a non-binding advisory resolution on our compensation of our NEOs and for the ratification of the appointment of PKM. We do not know of any other matters to be presented at the Annual Meeting other than the election of directors, the approval of the say-on-pay proposal and the ratification of the appointment of PKM described in this Proxy Statement, but if any other matter does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting.  If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet.  The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail, will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, facsimile, Internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.  The Company has retained Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000 plus reimbursement for out-of pocket expenses.

ANNUAL MEETING BUSINESS

Item 1.  Election of Directors.

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Annual Meeting, four Class I Directors will be elected to serve until the 2018 Annual Meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class I director nominees named below that have been nominated and recommended by the Board.  The Board of Directors has no reason to believe that any of the persons nominated and recommended by the Board is not available or will not serve if elected.  If for any reason a nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

Other than the Board of Directors, only shareholders who have complied with the procedures described below under "Corporate Governance – Director Nomination" may nominate a person for election.  No shareholder nominations for the election of directors were received in connection with the Annual Meeting.

The following table gives information as of April 6, 2015, about each person nominated by the Board for election as a director and each director whose term will continue after the Annual Meeting, including information regarding why we believe such person should serve as a director of the Company.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees for terms that expire in 2018 (Class I Directors)

Name	Age	Principal Occupation, Background and Qualifications
C. R. Cloutier Director since 1984	68
Our President and C.E.O., and President and C.E.O. of MidSouth Bank
Mr. Cloutier's experience in the banking industry, service on the Federal Reserve Board, and his extensive contacts and involvement within the communities in which we operate and on the national scene are valuable to the Board.  Mr. Cloutier is the father of Mr. Troy M. Cloutier, the Bank's Chief Banking Officer.

Jake Delhomme	40
Business owner and retired professional NFL Quarterback
For the past 3 years, Mr. Delhomme has served first as an Advisory Board member and now a Board member for MidSouth Bank.  Mr. Delhomme provides leadership and generational insight into the rapidly changing financial industry and his analytical nature adds depth to the committees that he serves.

Timothy J. Lemoine Director since 2007	64
Independent Construction Consultant
Mr. Lemoine's business experience and knowledge of the construction and commercial real estate industry provide valuable insight to the Company and the Board.  In addition, he is a key voice in the continued development and growth of the Company.

William M. Simmons Director since 1984	81	Investor, Retired Mr. Simmon's entrepreneurial and business experience combined with his contacts in both our Louisiana and Texas markets are invaluable to the Company and the Board.

Director whose terms expire in 2016 (Class II Directors)

Name	Age	Principal Occupation, Background and Qualifications
Will Charbonnet, Sr. Director since 1984	67
Our Chairman of the Board; Treasurer of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.
Mr. Charbonnet's financial expertise, business experience and strong analytical skills are helpful to the Board's ability to direct the affairs of a highly regulated company.

Clayton Paul Hilliard Director since 1984	89
Investor; President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C. and Badger Energy, L.L.C.
Mr. Hilliard's experience as owner and President of an oil field and gas exploration business provides the Board with insight into the oil and gas industry, which industry comprises the largest portion of the Bank's customers.

Joseph V. Tortorice, Jr. Director since 2004	66
C.E.O., Deli Management, Inc. (Jason's Deli)
Mr. Tortorice's business experience and familiarity with the Texas markets we serve is valuable in directing the affairs of the Company and providing guidance on such matters to the Board.

Leonard Q. "Pete" Abington Director since 2012	77
Entrepreneur
Mr. Abington's professional experience includes serving as Chairman of the Boards of PSB Financial Corporation and Peoples State Bank from 1984 until their acquisition by the Company in 2012. His knowledge of the North Louisiana communities we serve and his long-standing involvement in those communities brings depth to our Board.

Directors whose terms expire in 2017 (Class III Directors)

Name	Age	Principal Occupation, Background and Qualifications
James R. Davis, Jr. Director since 1991	62
President, Quigley & Company, L.L.C.; Chairman of our Audit Committee
Mr. Davis' business and real estate investment development experience provides the Board with accounting and financial management expertise valuable in directing the Company's affairs and provides insight in the highly regulated financial industry.

Milton B. Kidd, III, O.D. Director since 1996	66
Optometrist, Kidd & Associates, L.L.C.
Dr. Kidd's professional and entrepreneurial experience in addition to his contacts in the medical profession and in our Louisiana markets are assets to the Board.

R. Glenn Pumpelly Director since 2007	56
President, GP Holdings of Louisiana, L.L.C.; Our Secretary to the Board
Mr. Pumpelly's professional experience as a successful owner of a petroleum marketing company as well as his past involvement on various boards, including the Federal Reserve Board, provides the Board with the necessary leadership in the areas of finance and the oil and gas industry to direct the Company's affairs and provide insight to the Board in this difficult environment.

Item 2.  Proposal to Approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, commonly known as a "say-on-pay" proposal. At the 2014 Annual Meeting, our shareholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation for 2013. A majority of our shareholders previously expressed a preference for holding say-on-pay votes every year. Accordingly, we intend to hold annual say-on-pay votes.

Shareholders are being asked to vote on the following advisory resolution:

"Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement."

Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company's executive compensation program.  The Board of Directors believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee. However, while not binding, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3.   To ratify the appointment of Porter Keadle Moore, LLC (''PKM'') as the Company's independent registered public accounting firm for the year ending December 31, 2015.

The Audit Committee of the Board of Directors has appointed the firm of PKM to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  Our organizational documents do not require that our shareholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PKM, but still may retain them. Even if the appointment is ratified, the Audit Committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our shareholders to do so.

Representatives of PKM will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services
During the period covering the fiscal years ended December 31, 2014 and 2013, PKM performed the following professional services and we paid them the fees indicated for such services:

Description	2014	2013
Audit Fees	$228,607	$217,328
Audit-Related Fees	$9,580	$5,000
Tax Fees	$26,549	$21,897
All Other Fees	$-	$-

Audit Fees
This category includes aggregate fees billed for professional services rendered by PKM for the audit of the Company's annual consolidated financial statements for the years ended December 31, 2014 and 2013, including the audit of internal controls over financial reporting; review of the annual report on Form 10-K; and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

Audit-Related Fees
This category includes aggregate fees billed for professional services rendered by PKM for the review of the Company's compliance with ATM Network Security Compliance (TR-39) in 2014 and compliance with the Small Business Lending Fund Securities Purchase Agreement in 2013.

Tax Fees
This category includes aggregate fees billed for professional services by PKM for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Pre-Approval Policy
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved all of the services performed by PKM in 2014.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PORTER KEADLE MOORE, LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of five non-employee directors.  The Board has made a determination that each of the members of the Audit Committee satisfies the NYSE's requirements as to independence, financial literacy and experience applicable to Audit Committee members, and that several members have accounting or related financial management expertise.   The Board has also determined that it is not clear whether any member of the Committee is an "Audit Committee Financial Expert" within the meaning of SEC Rules, but the Board does not believe an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 16.  The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.
R. Glenn Pumpelly

Item 4.  Such other matters as may properly come before the Annual Meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting.  If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.

Corporate Governance
Shareholder, Board and Committee Meetings.  The following chart details the composition of the Board and its committees and also includes the number of meetings held by each group in 2014.  For additional information on the committees, see "Standing Board Committees" below.

Director	Independent Director	Holding Company Board	Bank Board	Committees of the Holding Company Board
				Audit	Comp	Exec	Corp Gov & Nom
Will Charbonnet Sr.	Yes	Chair	Chair	Member	Chair	Chair	Member
Leonard Q. Abington	Yes	Member	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member	Member (3)
J.B. Hargroder, M.D. (2)	Yes	Member	Member		Member	Member	Former Chair
Clayton Paul Hilliard	Yes	Member	Member	Member			Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member				Member (3)
R. Glenn Pumpelly	Yes	Member	Member	Member	Member	Member	Chair (3)
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member
C. R. Cloutier	No	Member	Member			Member
Total Members as of 12/31/2014		10	12(1)	5	4	5	5
Number of Meetings Held in 2014		10	11	11	7	8	2
(1) Troy M. Cloutier and Jake Delhomme are members of the Bank Board.
(2)  J.B. Hargroder, M.D. passed away on May 15, 2014.
(3)  Reflects changes made to committees on May 21, 2014 due to death of committee member and/or Chairman J. B. Hargroder, M.D.

All directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served during 2014.  While we encourage all Board members to attend the annual shareholder meeting, there is no formal policy as to their attendance.  All of our directors attended the 2014 Annual Meeting.

Board Independence.  Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be "independent directors." The Committee reviews a number of factors to evaluate independence, including the directors' relationships with us and our competitors, suppliers and customers; the relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Committee determined all of the current directors, other than Mr. Cloutier, who is also an employee of the Bank, are independent within the meaning of applicable NYSE and SEC rules.

Director Training.  We are committed to the continuing education of our directors to assist them in the execution of the duties as directors of the Company and the Bank.  We provide our directors with the opportunity to attend director education programs provided by federal banking regulators, including the Bank's primary federal regulator, the Office of the Comptroller of the Currency, and other directorial training or educational sessions directed to the due and proper execution of their duties as directors.  Such educational training includes presentations to the full Board of Directors, as well as off-site educational and training sessions.

Leadership Structure and Risk Management.  The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and Chief Executive Officer ("CEO"), is the optimum leadership structure for our Company.  We believe this structure recognizes the differences between the two roles. Our CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board provides guidance to our CEO and sets the agenda and presides over meetings of the full Board of Directors as well as all regularly scheduled Executive Sessions of non-management/independent directors.  We believe that the role of a separate Chairman, who is also an outside director, also helps enhance the independent oversight of management of the Company and helps to ensure that the Board is engaged with the Company's strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk, and soundness of the Company.  The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Bank's Special Assets Committee.  In addition, the Chairman of the Company's Audit Committee also chairs the Bank's Risk Committee.  The Bank's Risk Committee assures that we maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk.  The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company.  We believe that such active Board participation strengthens the Company's operations.

Shareholder Communications.  Shareholders may communicate directly with the Board, the Chairman of the Board or the individual chairmen of committees by writing to them at P.O. Box 3745, Lafayette, Louisiana  70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics and Corporate Governance Principles for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  Copies of both documents are posted on the Investor Relations page of our website at MidsouthBank.com.   A printed copy of our Code of Ethics and Corporate Governance Principles are available to any shareholder that requests it in writing from our Corporate Secretary.  In addition, should there be any waivers of or amendments to these documents, those waivers or amendments will be posted on our website.

Standing Board Committees.  The Board has an Audit Committee, an Executive Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.  Each of these committees operates pursuant to a charter.  The charters are available on the Investor Relations page of our website at MidsouthBank.com.  A printed copy of each document is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee.  The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.  The Board has made a determination that each of the members of the Audit Committee satisfies the NYSE's requirements as to independence, financial literacy and experience applicable to Audit Committee members, and that several members have accounting or related financial management expertise.  The Board has also determined that it is not clear whether any member of the Audit Committee is an "Audit Committee Financial Expert" within the meaning of SEC rules, but the Board does not believe that an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of the Audit Committee members.

Executive Committee.  The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC reporting.

Compensation Committee.  The responsibilities of the Compensation Committee are set forth in our Compensation Committee Charter.  The board has made a determination that each of the members of the Compensation Committee satisfies the NYSE's independence requirements for Compensation Committee members.  It is responsible for evaluating the performance and approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee.  The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating Committee Charter.  It is responsible for making determinations of director independence, assessing overall and individual Board performance and recommending director candidates, including recommendations submitted by shareholders.

Director Nominations.  It is the Corporate Governance and Nominating Committee's policy that candidates for director have high personal and professional integrity, proven ability and judgment, and skills and expertise appropriate for serving the long-term interests of our shareholders.  While we have not adopted a written diversity policy with respect to the composition of our Board, when selecting new, non-management candidates to serve on the Board, the Corporate Governance and Nominating Committee seeks directors who will contribute to the diversity of the Board (including diversity of skills, background, and experience) in order to benefit  the Board's deliberations and decisions.  The Committee's process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their service, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the needs of the Board.  The Committee meets to discuss and consider such candidate's qualifications, including whether the nominee is independent within the meaning of NYSE rules, and then recommends a candidate to the Board. In seeking potential nominees, the Committee uses its and management's network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates nominated by shareholders who follow the procedures set out in Article IV (H) of our Articles of Incorporation.  In order to nominate a candidate for election as a director, pursuant to Article IV (H), unless otherwise required by law, the nominating shareholder individually, or together with a nominating shareholder group, must hold at least 3% of the total voting power of the Company's securities that are entitled to be voted on the election of directors.  In addition, such securities must have been held continuously for at least three years as of the date of the notice of such nomination and must continue to be held through the date of the subject election of directors.  In addition, any shareholder or group that makes a nomination must confirm that he, she or they are not holding any of the Company's securities with the purpose, or with the effect, of changing control of the Company.  Further, any shareholder nominee for election as a director must also meet the objective criteria for "independence" of the NYSE.

Pursuant to Article IV (H), any such shareholder nomination delivered to the Company should include the following:

•	as to each person whom you propose to nominate:
-	his or her name, age, business address, residence address, principal occupation or employment,
-	the number of shares of our stock of which the person is the beneficial owner, and
-	any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Exchange Act; and
•	as to the nominating shareholder or nominating shareholder group:
-	the name of the shareholder making such nomination, or if a group, the name of each shareholder in such nominating group,
-	the business address, or if none, residence of the nominating shareholder or members of a nominating group,
-	the number of shares of our stock of which such shareholder or nominating group are the beneficial owner,
-	a statement that the nominee, if elected, consents to serve on the Board of Directors,
-	the disclosures regarding the director nominee that would be required by Schedule 14A under the Exchange Act,
-	a description of any agreements, arrangements or relationships between the nominating shareholder or nominating group giving the notice and the nominee,
-
a statement regarding whether the nominating shareholder or any member of the nominating group has been involved in any litigation adverse to the Company or any of its subsidiaries within the past ten years and, if so, a description of such litigation, and

-	a statement that, to the best of the nominating shareholder's or nominating group's knowledge, such nominee meets the Company's director qualification standards then in effect.

Shareholder nominations for election must be provided to the Company no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that we mailed our proxy materials for the prior year's Annual Meeting, except that, if we did not hold an Annual Meeting during the prior year, or if the date of the meeting has changed by more than 30 days from the prior year (or if we are holding a special meeting or conducting an election of directors by written consent) then such nomination must be transmitted to us within a reasonable time before we mail proxy materials for such meeting.

An inspector, not affiliated with us and appointed by our Corporate Secretary, will determine whether the notice provisions described above were met.  If they determine that you have not complied with Article IV (H), your nomination will be disregarded.  The foregoing is only a summary of the shareholder nomination procedures included in Article IV (H) of our Articles of Incorporation, is not complete and is qualified in its entirety to the full text of Article IV (H).  You are encouraged to read the full text of Article IV (H) prior to submitting any nomination for election as a director of the Company.

The Committee will also consider director candidates recommended (but not nominated) by shareholders so long as such recommendations are received at least 120 days before the anniversary date that we mailed our proxy materials for the prior year's annual meeting.

The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was nominated or recommended by a shareholder or otherwise.

Shareholder Proposals.  Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2016 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 10, 2015.  Proxies may confer discretionary authority to vote on any matter for which we receive notice after February 24, 2016, without the matter being described in the Proxy Statement for our 2016 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities and Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  On the basis of reports and representation of our directors, executive officers, and greater than 10% shareholders, all required reports were filed timely during 2014 except for one late Form 4 filing by Mr. Delhomme and one late Form 4 and amended Form 4 filing for Mr. Hilliard.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee. None of the members of the Compensation Committee were an officer or other employee of our Company or any of our subsidiaries during 2014, or is a former officer or other employee of our Company or any of our subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of April 6, 2015, the beneficial ownership of our common stock by each director, nominee, and each NEO, and by all directors, nominees, and Executive Officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Nominees:
Will Charbonnet, Sr.	187,659(1,12)	1.65%
Leonard Q. Abington	815,376(2)	7.18%
C. R. Cloutier	424,272(1,3)	3.74%
James R. Davis, Jr.	81,349(1,4)	*
Jake Delhomme	31,650 (5)	*
Clayton Paul Hilliard	174,982(6)	1.54%
Milton B. Kidd, III, O.D.	248,353(7)	2.19%
Timothy J. Lemoine	29,411(8)	*
R. Glenn Pumpelly	70,473(1,9)	*
William M. Simmons	235,707(10)	2.08%
Joseph V. Tortorice, Jr.	131,608(1, 11)	1.16%
Named Executive Officers:
Jeffery L. Blum	500	*
Troy M. Cloutier	56,156(13)	*
James R. McLemore	17,463(14)	*
John R. Nichols(15)	14,843	*
All directors, nominees, and Executive Officers as a group (15 persons)	2,564,217	22.59%
_________________________
*	Less than 1%.

(1)	Stock held by our Directors' Deferred Compensation Plan & Trust (the "DDCP") is beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (342,842 shares or 3.02% as of April 6, 2015). For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP. Stock held by our Employee Stock Ownership Plan (the "ESOP") is not included in the table, except that shares allocated to an individual's account are included as beneficially owned by that individual. Shares which may be acquired by exercise of options currently exercisable or that will become exercisable within 60 days of April 6, 2015 ("Current Options") are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and Executive Officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 45,306 shares as to which Mr. Abington shares voting and investment power, including 19,179 shares of common stock into which the 3,452 shares of Series C Preferred Stock may be converted into and 324,587 shares of common stock into which the 58,421 shares of Series C Preferred Stock that are beneficially owned by Mr. Abington may be converted into.

(3)	Mr. C. R. Cloutier and his wife, Brenda Cloutier, have pledged 24,000 shares to Whitney Bank securing a loan in the amount of $281,591 with a balance of $269,381 for their daughter's daycare business. Additionally, Mr. and Mrs. Cloutier have pledged 16,979 shares to First National Banker's Bank to secure a personal loan in the amount of $130,000 with a balance of $97,455. In addition, includes 76,248 shares as to which he shares voting and investment power and 21,251 shares issuable upon the exercise of Current Options.

(4)	Mr. Davis has pledged 27,375 shares to Fidelity Homestead Savings Bank to secure a $250,000 line of credit with a balance of $220,750.

(5)	Includes 31,650 shares as to which he shares voting and investment power.

(6)	Mr. Hilliard has pledged 43,672 shares to MidSouth Bank as partial security on a $1,000,000 line of credit with a balance of $500,000. In addition, includes 2,581 shares as to which he shares voting and investment power.

(7)	Includes 900 shares of common stock into which the 162 shares of Series C Preferred Stock that are beneficially owned by Dr. Kidd may be converted into and 43,458 shares as to which he shares voting and investment power.

(8)	Includes 11,132 shares as to which he shares voting and investment power.

(9)	Includes 70,473 shares as to which he shares voting and investment power.
(10)	Includes 4,150 shares as to which he shares voting and investment power.

(11)	Includes 5,556 shares of common stock into which the 1,000 shares of Series C Preferred Stock he shares voting and investment power may be converted into and 111,805 shares as to which he shares voting and investment power.

(12)	Includes 5,556 shares of common stock into which the 1,000 shares of Series C Preferred Stock that are beneficially owned by Mr. Charbonnet may be converted into and 23,792 shares as to which he shares voting and investment power.

(13)	Includes 36,042 shares as to which he shares voting and investment power, including 26,520 shares pledged to Ameriprise Financial Services, Inc. to secure a $51,880 margin account with a balance of $51,880. Additionally, he has 12,578 shares issuable upon the exercise of Current Options. With respect to the shares pledged by Mr. Cloutier, it should be noted that the pledged shares are not designed to shift or hedge any economic risk associated with his ownership of MidSouth Bancorp, Inc. common stock.

(14)	Includes 12,768 shares issuable upon the exercise of Current Options.

(15)	Mr. Nichols resigned employment with MidSouth Bank on 6/24/14.

The following table shows the number of shares in the Directors Deferred Compensation Plan ("DDCP") and the Employee Stock Ownership Plan ("ESOP"), and the number of shares subject to Current Options that have been included in the above ownership table (see footnote 1 above).

Name	DDCP	ESOP	Current Options
Directors and Nominees:
Leonard Q. Abington	--	--	--
Will Charbonnet, Sr.	56,865	--	--
C. R. Cloutier	69,239	39,534	21,251
James R. Davis, Jr.	44,976	--	--
Jake Delhomme	--	--	--
Clayton Paul Hilliard	25,875	--	--
Milton B. Kidd, III, O.D.	20,810	--	--
Timothy J. Lemoine	8,194	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	58,617	--	--
Joseph V. Tortorice, Jr.	14,247	--	--
Named Executive Officers:
Jeffery L. Blum(1)	--	--	--
Troy M. Cloutier	--	7,537	12,578
James R. McLemore	--	2,352	12,768
John R. Nichols(2)	--	5,039	--
(1) Mr. Blum began employment with MidSouth Bank on 7/25/14.
(2) Mr. Nichols resigned employment with MidSouth Bank on 6/24/14.

Security Ownership of Certain Beneficial Owners

The following lists the only person, other than our director Mr. Abington shown in the prior table, known to us as of April 6, 2015 to beneficially own more than five percent of our stock.

	Common Stock Beneficially Owned as of Record Date
Name and Address Of Beneficial Owner	Amount	Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee(1) P. O. Box 3745, Lafayette, LA 70502	590,422	5.20%
(1) Voting rights of the shares allocated to ESOP participants' accounts are passed through to them.  The Trustees have investment power with respect to the ESOP's assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, Regional President, Stephanie Burge, Financial Reporting Accountant, and Susan Benoit, Bank officer.  The Administrative Committee consists of the following three Bank officers: Brenda Thibeaux, Monique Bradberry, and Susan Haydel.

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future.  Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We have adopted a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers.  Pursuant to this policy, the Audit Committee (or with respect to compensation matters, the Compensation Committee) will review and, if appropriate, approve any transaction in which the Company is or will be a party of and in which the amount exceeds $120,000, and in which any of the Company's directors, executive officers or significant shareholders had, has or will have a material interest.  Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis ("CD&A") may contain statements regarding current and future individual and Company performance targets and/or goals. We have disclosed this information in the limited context of our compensation programs; therefore, these statements should not be interpreted to be management's expectations or estimates of results or other guidance.  We specifically caution investors not to apply such statements to other contexts.

Executive Summary

We have prepared this CD&A to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of the compensation we paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table for 2014 (collectively, the "NEOs").   Our compensation programs have been designed to reward performance in order to align the NEO's interests with that of our shareholders.  Given our operation in the highly-regulated banking industry, our compensation programs must also comply with the executive compensation disclosures outlined by federal agencies that oversee our operations, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation.  In recent years, such regulations have provided us with less flexibility in establishing our compensation programs than what others in the general industry may experience.

Our financial performance over the past several years has been impacted by the disruptions in the national economy and the resulting financial uncertainty that affected the banking industry.  While we believe high energy prices and an active oil and gas industry insulated our markets from the full impact of the national recession, we are closely monitoring the effects of the recent sharp decline in oil prices.

Highlights for 2014 include:

•
Our earnings available to common shareholders totaled $18.4 million at December 31, 2014, an increase of $5.6 million compared to $12.8 million at December 31, 2013, which resulted in a 41.1% increase in diluted earnings per share year-over-year.  The $5.6 million included non-operating income of $3.0 million of executive life insurance proceeds and a $1.1 million gain on sale of ORE recorded in noninterest income for the year ended December 31, 2014. Non-operating expenses in 2014 included $394,000 in losses on disposal of fixed assets, a $258,000 loss on redemption of Trust Preferred Securities, $516,000 in efficiency consultant expenses, and $189,000 of expenses related to the loss of an executive officer.

•
Total loans grew $146.9 million, or 12.9%, to $1.3 billion for the year ended December 31, 2014.  Most of the growth occurred in the commercial and industrial and commercial real estate loan portfolios.

•	Our stable core deposit base, which excludes time deposits, grew $55.5 million to end the year at $1.3 billion and accounted for 84.1% of deposits at December 31, 2014.
•
Our core FTE net interest margin increased thirteen basis points, from 4.26% in 2013 to 4.39% in 2014. The reported FTE net interest margin, including purchase accounting adjustments, decreased 8 basis points, from 4.71% for the year ended December 31, 2013 to 4.63% for the year ended December 31, 2014.

•
Our capital levels remain strong with Tier 1 leverage capital of 9.52% at December 31, 2014.   Tier 1 risk-based capital and total risk-based capital ratios were 12.90% and 13.73%, respectively. Tier 1 common equity to total risk-weighted assets at December 31, 2014 was 8.36%.

We made great progress in our initiative to improve earnings for our shareholders in 2014 through enhanced revenues and operating efficiencies.  We accomplished this by growing our loan portfolio while maintaining strong asset quality and by streamlining our operations to reduce costs and increase productivity. We will continue our focus on growth in core revenues, expense control, productivity and stable core margins to support our strong balance sheet foundation in 2015.  This solid foundation combined with revenues, our efficiencies initiative and the 2014 accomplishments formed an important basis for the Compensation Committee's (the "Committee") executive compensation decisions.

Overview of Elements of Compensation

Historically we have used the following elements as part of our compensation program for our executive officers:

•
Base Salary – Fixed base pay reflective of each officer's position, individual performance, experience, and expertise. While not at risk like incentive compensation, increases in base salary are also based on aligning our NEOs with peers of our asset size as well as tied to our performance.

•	Annual Incentives – Generally cash awards based upon the achievement of defined performance targets under the Company's 2014 Annual Incentive Compensation Plan (the "AICP").
•	Equity-based Awards – Equity incentive awards under our 2007 Omnibus Incentive Plan to encourage and reward long-term performance and retention.
•	Discretionary Bonus Awards – Payment of discretionary bonuses provides flexibility to reward levels of performance that might not otherwise be reflected in other established incentive awards.
•
Retirement Benefits – Includes the Employee Stock Ownership Plan (the "ESOP"), 401(k) retirement plan, and, with respect to Mr. C. R. Cloutier, the Executive Indexed Salary Continuation Agreement (the "EISCP").

•
Other Compensation – Certain executives also receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, cell phone, Board of Director fees, and club memberships.

In establishing the 2014 compensation program, base salary and annual incentives comprised the largest part of potential total compensation payable to the executive officers.  In determining annual compensation we consider a number of factors, including our goals for the upcoming year and how the various elements can be used to help achieve such goals in a prudent manner, the total compensation paid in the prior year, and the elements utilized for such compensation.  In addition, regulatory restrictions on the ability to utilize certain elements also impacted our decisions.

Objectives of Our Compensation Programs

Our culture continues to strive for performance while prudently managing risks.  We believe it is in the best interest of our shareholders and the Company to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  The Committee has the responsibility for continually monitoring the compensation paid to our NEOs as well as other executive employees.  The Committee believes that compensation of our executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, while proactively managing risks associated with all such compensation programs impacting the Company, its subsidiaries, and its shareholders.  Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	attract, retain, and motivate outstanding executive officers who add value to us based on individual and team contributions;
•	provide a competitive salary structure and asset size in all markets where we operate;
•	align the executive officers' interests with the long-term interests of our shareholders to enhance shareholder value; and
•	ensure that compensation programs do not encourage excessive risk taking or pose a threat to the safety and soundness of the organization.

Process for Determining Executive Officer Compensation

The Committee annually reviews and recommends the levels, performance goals, and strategic objectives, for the CEO to our Board, which has final approval of the CEO's compensation.  The Board also has the authority at all times to make decisions to withhold incentive compensation awards, earned or unearned, in the event of unforeseen occurrences that could threaten the financial viability of the organization and its shareholders.  The Committee consults with the CEO on the compensation levels of the other executive officers.  Based on these discussions, the Committee, along with the CEO, recommends the compensation levels for the other NEOs to the Board.  The Committee has the authority to retain separate advisors, including a compensation consultant, to assist the Committee in carrying out its responsibilities.  In 2014, the Committee did not engage any compensation consultants or other third party consultants.

In connection with establishing the 2014 compensation program, the salaries of the NEOs were reviewed to help the Committee determine if our compensation arrangements were competitive in order to meet our goal of attracting, retaining and motivating our executive officers.   The Committee also reviewed the Company's financial performance for 2013 and as a result of not reaching the target level with respect to net income, the Committee decided to make no change to the base salaries of NEOs for 2014.  Accordingly, the committee focused on performance based incentives as set out in the AICP for any increases in compensation for 2014.

At the 2014 Annual Meeting, the shareholders approved the 2013 compensation of our NEOs with 99% of the votes cast. After considering this substantial level of approval as well as the Company's financial and operational performance over the past several years, the Committee determined that the executive compensation program was working as intended and did not make any significant changes to the program for 2014.

In addition to establishing the compensation arrangements, the Committee also administers our executive compensation programs and annually reviews our compensation arrangements to: (a) determine whether and to what extent any NEO compensation plans encourage taking unnecessary and excessive risks that threaten the value of the Company; (b) determine whether and to what extent any other employee compensation plans covering the executives pose risks to the Company that should be limited; (c) determine whether and to what extent any compensation plans covering the executives encourage the manipulation of reported earnings; and (d) limit or eliminate any compensation or compensation plans based on these determinations.

Overview of 2014 Performance and Compensation

Base Salary.  We believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income.  In addition, we believe utilizing base salary as a large portion of the total potential compensation helps mitigate risks as the executives do not have to meet certain operational incentives in order to receive the payments.

It is our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer.  During this process the Committee considers the abilities, qualifications, accomplishments, and prior work experience when determining the final recommendation to the Board, including whether or not any changes to annual base salary should be made from the prior year.  Due to the economic environment and not reaching the target level net income goal for 2013, no base salary increases were made in 2014.

Named Executive Officer	2013 Base Salary	2014 Base Salary
C. R. Cloutier	$425,000	$425,000
James R. McLemore	$240,000	$240,000
Troy M. Cloutier	$255,000	$255,000
Jeffery L. Blum(1)	--	$220,000
John R. Nichols(2)	$205,000	$205,000
(1) Mr. Blum began employment with MidSouth Bank on 7/25/14.
(2) Mr. Nichols resigned employment with MidSouth Bank on 6/24/14.

Annual Incentives.  We believe annual incentives are an important element of executive officers' compensation because they provide additional incentive and motivation to the participants to lead us in achieving success.  The AICP was designed to increase shareholder value by focusing the executive officers on our goals for the year and reward them for achievement of those goals.  Payments under the AICP are based on a percentage of the participant's base salary including 5% for achievement of goals at the threshold level and 10% for achievement of goals at the target level.  At its discretion, the Committee may pay awards above the 10% of base salary level if results are above the target level.

Awards under the AICP are tied to the achievement of goals in up to three categories: overall Bank goals, regional/departmental goals, and/or individual goals.  The intent is to provide a plan that is based on what we believe are industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance (thereby aligning their interests with those of our shareholders) and goals related to an officer's specific job function.  We believe the AICP also helps mitigate risks by providing each officer with three company-wide goals as opposed to a single goal.  Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.

For all NEOs, 100% of eligible award payout dollars under the 2014 AICP were based on the achievement of our overall Company's goals, which were improvements in net income (80% weighting), net core deposit growth (10% weighting), and net loan growth (10% weighting).  The AICP specifies that the net income goal must be reached to approve the payout of incentive compensation under the plan.

Performance Measure	Threshold Level	Target Level
Net income	$15.5 million	$15.5 million
Net core deposit growth	$62.1 million	$69.0 million
Net loan growth	$112.5 million	$125.0 million

The Committee reviewed the Company's 2014 financial performance and determined the Company had achieved the target net income goal, which was defined as the forecasted 2014 net income approved by the Board of Directors in January 2014.   For comparison purposes to the threshold and target level of $15.5 million in net income, the actual 2014 net income of $18.4 million was adjusted for $2.8 million in nonrecurring income (net expenses) related to the death of an executive officer in February 2014.  The adjusted 2014 net income totaled $15.6 million and exceeded the threshold and target level of $15.5 million.

Discretionary Bonuses.  The following discretionary bonus was paid in 2014.

Named Executive Officer	Discretionary Bonus
Jeffery L. Blum	$35,000
Mr. Blum received a one-time sign on bonus in the amount of $35,000 upon his joining the Company.

Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan.  The intent of this plan is to provide eligible employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at annual limits defined under the Internal Revenue Code.  The 401(k) plan allows for us to make a discretionary matching contribution.  Matching contributions made to each participating NEO are included in the "All Other Compensation Table" below.

For 2014, an EISCP was in place for Mr. C. R.  Cloutier.   The agreement provides that upon the executive officer reaching normal retirement age, the executive officer can elect to receive payment of amounts as defined in the agreement and presented under the "Nonqualified Deferred Compensation" section below.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established the ESOP in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board.  Information with respect to contributions made to each NEO under the ESOP is included in the "All Other Compensation Table" below.

Other Compensation.   Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, cell phone, Board of Director fees, and club memberships.

We maintain a split dollar life insurance arrangement with Mr. C. R.  Cloutier.  This arrangement provides benefits to the executive officer's designated beneficiary in the event of the executive officer's death.

We provide Messrs. C. R.  Cloutier, McLemore, T. Cloutier, Blum and previously provided Mr. Nichols, with reimbursements for an individual supplemental term life insurance policy payable to a beneficiary of their choice and reimbursements for a supplemental long-term disability policy.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee's family members.  The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Severance Benefits Plan. The purpose of the Severance Benefits Plan is to provide temporary and short-term unemployment-type benefits to eligible employees whose employment is terminated under specific conditions described in the plan. The Committee adopted the plan to remain competitive with other financial institutions, many of which provide benefits similar to those provided under the Severance Benefits Plan. For additional information on payments to the NEOs that may be required under the Severance Benefits Plan, please see "Potential Payments upon Termination or Change-in-Control" below.

Employment Agreements.  The Company currently has no active employment agreements in place for any of the NEOs. The Company's Board will evaluate employment agreements as needed in the future.

Financial Restatement.  We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires a Company's chief executive officer and chief financial officer to give back certain incentive based or equity based compensation received in the event such company is required to restate its financial statements.  We have also structured, with intention to modify as needed, our internal policies related to regulatory compliance guidelines in the event that recovery of erroneously awarded compensation would be necessary.  In addition to the Sarbanes-Oxley Act of 2002, we anticipate additional clawback rules to be implemented pursuant to the Dodd-Frank Wall Street Reform and Recovery Act.

Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs, as a group excluding Mr. Nichols who is no longer an employee, own 4.39% of our stock.  If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

Trading in the Company's Stock Derivatives.  As part of the Company's Code of Ethics Policy, our Board of Directors and executive officers are prohibited from hedging their ownership of MidSouth Bancorp stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to MidSouth Bancorp stock or debt, as well as from engaging in short sales of the same. We are not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers' Incentive and Equity Compensation.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation's CEO and its four other most highly compensated officers.

Tax and Accounting Implications.  We consider the tax and accounting implications regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash; therefore, we place a greater emphasis on cash compensation over other forms (i.e., equity).

§409A Compliance.  All compensation plans and other relevant documents were reviewed and modified as needed to comply with Internal Revenue Code - Section §409A requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Compensation Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
R. Glenn Pumpelly
Joseph V. Tortorice, Jr.

Summary Compensation Table
The following table sets forth compensation earned from the Company for the fiscal years ended December 31, 2014, 2013 and 2012, by its NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comp ($)	Change in Pension Value and Non- qualified Deferred Comp Earnings ($)	All Other Comp ($) (1)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier President & Chief Executive Officer	2014	425,000	-	-	-	38,250	-	110,917	574,167
	2013	425,000	-	-	-	-	-	111,586	536,586
	2012	367,500	125,000	-	187,434(3)	-	-	117,978	797,912
James R. McLemore Senior Executive VP & Chief Financial Officer	2014	240,000	-	-	-	21,600	-	27,157	288,757
	2013	240,000	-	-	-	-	-	25,076	265,076
	2012	230,000	5,000	-	93,845(2)	-	-	23,881	352,726
Troy M. Cloutier Senior Executive VP & Chief Banking Officer	2014	255,000	-	-	-	22,950	-	58,196	336,146
	2013	255,000	-	-	-	-	-	52,673	307,673
	2012	220,000	15,000	-	112,204(2)	-	-	53,962	401,166
Jeffery L. Blum Senior Executive VP & Chief Credit Officer	2014	90,000	35,000	-	100,894(4)	4,950	-	37,077	267,921
	2013	-	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-	-
John R. Nichols Senior Executive VP & Chief Credit Officer	2014	110,313	-	-	-	-	-	17,946	128,259
	2013	205,000	-	-	-	-	-	47,721	252,721
	2012	190,000	5,000	-	77,523(2)	-	-	45,232	317,755
(1) All other 2014 compensation for NEOs includes the total of benefit and perquisite amounts as listed in the table below.
(2)  Consists of shares of stock options granted on May 23, 2012 at a fair value on grant date (estimated using the Black-Scholes Option Pricing Model) of $4.41 for a five year vesting period.
(3)  Consists of shares of stock options granted on May 23, 2012 at a fair value on grant date (estimated using the      Black-Scholes Option Pricing Model) of $4.41 for a six year vesting period.
(4)  Consists of shares of stock options granted on August 5, 2014 at a fair value on grant date (estimated using the      Black-Scholes Option Pricing Model) of $5.77 for a five year vesting period.

All Other Compensation Table

The following table sets forth all other compensation received from the Company in the form of benefits and perquisites for the fiscal year ended December 31, 2014, by its NEOs.
Name	Auto Expense ($)	Board of Director Fees ($)	Cell Phone ($)	Club Member- ship ($)	EISCP Co. Contri- bution ($)	ESOP Co. Contri- bution ($)	401(k) Co. Contri-bution ($)	Imputed Income- Split Dollar Life Ins ($)	Supple- mental Life Ins Premiums ($)	Divid- ends ($)	Supple-mental Disability Ins Premiums ($)	COBRA Reimbursement ($)	Moving Expense ($)	Total ($)
C. R. Cloutier	761	56,800	2,524	2,039	16,169	9,776	1,681	839	17,014	-	3,314	n/a	n/a	110,917
James R. McLemore	4,685	n/a	1,800	5,628	n/a	9,477	-	n/a	4,335	-	1,232	n/a	n/a	27,157
Troy M. Cloutier	2,732	33,400(1)	1,800	3,902	n/a	9,776	1,426	n/a	813	-	4,347	n/a	n/a	58,196
Jeffery L. Blum	2,115	9,100 (3)	750	n/a	n/a	n/a	n/a	n/a	987	-	363	n/a	23,762	37,077
John R. Nichols	n/a	9,600(2)	900	1,074	n/a	-	-	n/a	2,988	-	3,384	n/a	n/a	17,946
(1)  Mr. Troy Cloutier is a member of the MidSouth Bank, N.A. Board of Directors and receives fees for his service on the Board and the committees he serves.
(2)  Mr. Nichols was a member of the MidSouth Bank, N.A. Directors Loan Committee and received fees for his service on this committee prior to his resignation.
(3)  Mr. Blum was appointed to the MidSouth Bank, N.A. Directors Loan Committee and Special Assets Committee and receives fees for his service on these committees.

 Grants of Option-Based Awards

The following table reflects the option awards granted to the NEOs in 2014.

		Option Awards
Named Executive Officer	Grant Date	# of Shares Acquired on Grant(1)	Strike Price of Option	Grant Date Fair Value of Awards(2)
Jeffery L. Blum	8/5/14	17,500	$18.99	$100,894
(1)  The option award during the first year from the Date of Grant, may not be exercised; during the second year, up to 20%; during the third year, up to 40%; during the fourth year, up to 60%; during the fifth year, up to 80%; and during the sixth and each subsequent year until ten years from the Date of Grant, up to 100%.
 (2) Value of option upon exercise is based on a weighted average grant date fair value of $5.77, estimated using the Black-Scholes Option Pricing Model.

Grants of Plan-Based Awards

The following table discloses the total number of non-equity incentive based plan awards granted for the 2014 plan year and the payout opportunity for 2014.  For additional information on the AICP, see "Compensation Discussion and Analysis" above.

Named Executive Officer	Plan Name	Actual(4)	Non-Equity Incentive Plan Opportunity for Most Recently Completed Fiscal Year
			Threshold	Target	Maximum
C. R. Cloutier	2014 AICP	$38,250	$21,250	$42,500	(1)
James R. McLemore	2014 AICP	$21,600	$12,000	$24,000	(1)
Troy M. Cloutier	2014 AICP	$22,950	$12,750	$25,500	(1)
Jeffery L. Blum(2)	2014 AICP	$4,950	$11,000	$22,000	(1)
John R. Nichols(3)	2014 AICP	-	$10,250	$20,500	(1)
(1)  The Compensation Committee has the discretion to increase the payouts under the 2014 AICP awards in the event that the performance measures exceeded the target levels after all qualifying conditions are met.  Under the terms of the 2014 AICP there is no cap on the discretionary amount that may be paid for performance in excess of target levels.
(2)  Mr. Blum was added as a Plan Participant upon his employment; therefore, the annual incentive award was prorated based on the number of months of participation in the Plan.
(3)   Mr. Nichols resigned employment with MidSouth Bank on 6/24/14; therefore, he forfeited any unvested, unpaid or accrued incentive award, whether or not it was earned.
(4)   Actual non-equity incentive earned was less than target as only two of three eligible performance measurements were achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects each NEO's outstanding equity awards at December 31, 2014.

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Options Vesting Date (1)	Number of Securities or Stock Units Not Vested (#)	Market Value of Shares or Stock Units Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights Not Vested	Stock Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. R. Cloutier	14,170	28,332	-	$12.97	5/23/22	05/23/18	-	-	-	-	-
James R. McLemore	8,512	12,768	-	$12.97	5/23/22	5/23/17	-	-	-	-	-
Troy M. Cloutier	1,313 10,177	- 15,266	- -	$20.88 $12.97	12/14/15 5/23/22	12/14/10 5/23/17	-	-	-	-	-
Jeffery L. Blum	-	17,500	-	$18.99	8/5/24	8/5/19	-	-	-	-	-
John R. Nichols	-	-	-	-	-	-	-	-	-	-	-
(1) All options listed above vest at a rate of 20% annually over a five-year period from the date of grant, excluding Mr. C. R. Cloutier who has a six-year vesting period.

Option Exercises

The following table shows the number of stock options that were exercised by Mr. Nichols in 2014.  No other NEO exercised stock options in 2014.

		Option Awards
Named Executive Officer	Grant Date	# of Shares Acquired on Exercise	Date of Exercise	Stock Price on Date of Exercise	Strike Price of Option	Value Realized on Exercise
John R. Nichols	5/23/12	7,031	5/29/14	$18.70	$12.97	$40,288

Pension Benefits

The EISCP with Mr. C. R.  Cloutier is considered a defined contribution plan and is reported below under the "Nonqualified Deferred Compensation Table."

Nonqualified Deferred Compensation Table

The following table reflects the activity during the 2014 calendar year for Mr. C. R.  Cloutier under our deferred compensation benefit plans.  No other NEO is currently participating under our deferred compensation benefit plans.

Named Executive Officer	Plan Name(1)	Executive Contributions	Employer Contributions in Last Fiscal Year	Aggregate Gain/Loss In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At End of Last Fiscal Year
C. R. Cloutier	DDCP	-	-	($12,108)	-	$1,200,604
	EISCP	-	$16,169	-	-	$181,790
(1)   The DDCP is invested in our common stock.  Earnings (losses) are based on the increase (decrease) in stock price during the year.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.  For the EISCP, the amounts presented reflect contributions to the balances held in the pre-retirement accounts associated with the plan.

We provide Mr. C. R. Cloutier with an EISCP, which establishes a pre-retirement account.  Upon Mr. C. R. Cloutier reaching normal retirement age, he may elect to receive payment as designated by the accrued amounts within the account.  The payments are required to be disbursed in the form of annual cash installments over 10 years.  At the present time, Mr. C. R.  Cloutier has elected not to begin to receive payments under the EISCP, although he has reached the normal retirement age, as defined in the agreement.  This account was established as a liability reserve account on our balance sheet for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the  fiscal year as filed with the Federal Reserve).

Potential Payments upon Termination or Change-In-Control

The discussion and tables below reflect the estimated amount of compensation that Mr. C. R.  Cloutier would be entitled to in the event of termination of his employment.  The amounts shown assume a termination date of December 31, 2014.  Amounts do not include compensation and benefits available to all of the Company's general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in-Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C. R. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$850,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$87,600	-
Executive Indexed Salary Continuation Benefit	$181,790	-	$181,790	$198,684	$181,790	$181,790
Split-Dollar Life Insurance	-	-	-	-	-	$360,163
Severance Benefits Plan(2)	-	-	-	$425,000	-	-
Accelerated Equity Awards(3)	$123,811	-	-	$123,811	$123,811	$123,811
Total	$305,601	-	$181,790	$747,495	$393,201	$1,515,764
 (1)  All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
 (2)   Reflects payments that would have been owed pursuant to the Severance Benefits Plan.
 (3)  Reflects the value that would be realized upon the exercise of in-the-money options which would vest upon a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2014 of $17.34.

Upon voluntary resignation, Mr. C. R.  Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period commencing within 30 days following termination of service.

Upon involuntary termination without cause, Mr. C. R.  Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period commencing within 30 days following termination of service.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. C. R.  Cloutier will receive the benefit specified under the terms of his EISCP commencing within 30 days following termination of service.  At the discretion of the Company, he may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change-in-control.

Upon long-term disability, Mr. C. R.  Cloutier will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. C. R.  Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period commencing within 30 days following termination of service.

Upon death, Mr. C. R. Cloutier's beneficiaries will receive the benefit as defined under his supplemental life insurance policy.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the EISCP as well as the benefit amount equal to 80% of the net at risk insurance portion of the proceeds of the whole life policy associated with his split-dollar life insurance plan.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change-in-control.

The discussion and tables below reflect the estimated amount of compensation that the NEOs, other than Mr. C. R.  Cloutier, would be entitled to in the event of termination of their employment.  The amounts shown assume a termination date of December 31, 2014.  Amounts do not include compensation and benefits available to all of the Company's general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in-Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
James R. McLemore
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$960,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$96,000	-
Severance Benefits Plan(2)	-	-	-	$240,000	-	-
Accelerated Equity Awards(3)	$55,796	-	-	$55,796	$55,796	$55,796
Total	$55,796	-	-	$295,796	$151,796	$1,015,796
Troy M. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$1,000,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$108,420	-
Severance Benefits Plan(2)	-	-	-	$255,000	-	-
Accelerated Equity Awards(3)	$66,712	-	-	$66,712	$66,712	$66,712
Total	$66,712	-	-	$321,712	$175,132	$1,066,712

Jeffery L. Blum
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$880,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$120,000	-
Severance Benefits Plan(2)	-	-	-	$220,000	-	-
Accelerated Equity Awards(3)	-	-	-	-	-	-
Total	-	-	-	$220,000	$120,000	$880,000
John R. Nichols(4)
Supplemental Life Insurance Death Benefit	-	-	-	-	-	-
Supplemental Long-Term Disability Benefit	-	-	-	-	-	-
Severance Benefits Plan(2)	-	-	-	-	-	-
Accelerated Equity Awards(3)	-	-	-	-	-	-
Total	-	-	-	-	-	-
(1) All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2) Reflects payments that would have been owed pursuant to the Severance Benefits Plan.
(3)  Reflects the value that would be realized upon the exercise of in-the-money options which would vest upon a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2014 of $17.34.
(4)   Mr. Nichols resigned employment with MidSouth Bank on 6/24/14.

In the event of termination without cause or for good reason in connection with a change-in-control, Messrs. McLemore, T. Cloutier and Blum, at the discretion of the Company, may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change-in-control.

Upon long-term disability, Messrs. McLemore, T. Cloutier and Blum will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.

Upon death, Messrs. McLemore, T. Cloutier and Blum's beneficiaries will receive the benefit as defined under his supplemental life insurance policy.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards vest and become fully exercisable upon a change-in-control.

Director Compensation

The following table sets forth the compensation paid to each of our non-employee directors for the 2014 calendar year. For information regarding the director fees paid to Mr. C. R.  Cloutier, an employee director in 2014, see the "Summary Compensation Table" above.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Comp Earnings	All Other Comp	Total
Name	($) (1)	($)	($)	($)	($)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr.	$72,200	-	-	-	-	-	$72,200
Leonard Q. Abington(3)	$49,825	-	-	-	-	$30,288	$80,113
James R. Davis Jr.	$51,300	-	-	-	-	-	$51,300
J.B. Hargroder, M.D. (4)	$20,150	-	-	-	$1,210,292	-	$1,230,442
Clayton Paul Hilliard	$33,200	-	-	-	-	-	$33,200
Milton B. Kidd III, O.D.	$33,100	-	-	-	-	-	$33,100
Timothy J. Lemoine	$49,200	-	-	-	-	-	$49,200
R. Glenn Pumpelly	$39,700	-	-	-	-	-	$39,700
Gerald G. Reaux, Jr. (5)	$6,200						$6,200
William M. Simmons	$50,400	-	-	-	-	-	$50,400
Joseph V. Tortorice, Jr.	$24,600	-	-	-	-	-	$24,600
(1)   Director fees include remuneration in the form of a standard retainer fee, individual meeting fees, committee chair fees, as well as reasonable and customary travel expense reimbursement where applicable.
(2)   Certain directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore is not reported.
(3)   In connection with the PSB acquisition, MidSouth Bancorp, Inc. and Leonard Q. Abington entered into a Consulting and Restrictive Covenant Agreement by which Mr. Abington will receive $25,000 for consulting services to MidSouth and its subsidiaries and reimbursement for certain perquisites for a period of five years following the PSB acquisition closing date of December 28, 2012.
(4)   J.B. Hargroder, M.D. passed away on May 15, 2014 and was granted a distribution of his account balance from his DCA pursuant to the terms of the DDCP.
(5)   Gerald G. Reaux, Jr. passed away on February 9, 2014.

Board Fee Schedule

A schedule of director fees is listed below. All of the Company's directors are also Directors of the Bank.  Directors receive meeting fees only for meetings they attend.

2014 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$300
Additional Monthly Fees per Responsibility
Board Chair Audit Committee Chair	$900 $1,300
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
•First Hour	$200
•Amount Per Additional Hour	$100

Director's Deferred Compensation Plan

We have a Directors Deferred Compensation Plan (the "DDCP") for members of the Board, administered by the Executive Committee of the Board.   The DDCP allows for participation by any member of the Board of Directors of the Company or the board of any of its subsidiaries.  To participate in the DDCP, the Director executes a deferral authorization form in which the Director agrees to defer all or a specified percentage of his fees payable for the services as a member of the Board or a participating subsidiary.   The DDCP provides for the establishment of a revocable trust to be known as the Deferred Compensation Trust of MidSouth Bancorp, Inc. (the "Trust") in accordance with the terms of the DDCP, MidSouth Bank, N.A., a subsidiary of the Company, serves as the Trustee for the Trust.  Within 30 days following the end of a calendar quarter, the Company or its participating subsidiaries will contribute fees deferred pursuant to the deferral authorizations in effect during eligible time periods.  Amounts will be credited to participants via individually established deferred compensation accounts ("DCAs").  All contributions and withdrawals must be in accordance with Section 409A of the Internal Revenue Code.

Each participant will act as a general creditor of the Company or its subsidiaries and will have an unsecured right to funds deferred into their individual DCA.  Dividends paid on the common stock are credited to each account as shares of common stock, and if in cash, are used to purchase additional shares of common stock. These shares will not carry voting rights in addition to dividends.  Distributions are pursuant to the terms of the DDCP and shall be made 60 days after the later of (i) the date on which a Director ceases providing services to the Company or a participating subsidiary, or (ii) the date on which a Director attains age 65.  The Board, or Executive Committee of the Board, may establish additional guidelines for the DDCP including but not limited to contributions and distributions in accordance with applicable laws and other regulatory guidelines.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SHALEEN B. PELLERIN, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors /s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

 Lafayette, Louisiana
April 10, 2015

MidSouth Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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MidSouth Bancorp, Inc. Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the MidSouth Bancorp, Inc. Annual Shareholder's Meeting to be Held on Wednesday, May 20, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

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MidSouth Bancorp, Inc. Meeting Notice

MidSouth Bancorp, Inc. Annual Meeting of Shareholders will be held on Wednesday, May 20, 2015 at our corporate offices, located at 102 Versailles Boulevard, Lafayette, LA 70501, at 1:00 p.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Four (4) Class I Directors:
    - C. R. Cloutier
    - Jake Delhomme
    - Timothy J. Lemoine
    - William M. Simmons
2. Approval of a Non-binding advisory resolution on the compensation of our Named Executive Officers
3. Ratification of the appointment of Porter Keadle Moore, LLC (PKM) as the Company's independent registered public accounting firm for the year ending December 31, 2015.

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Directions to the 2015 Annual Meeting

Directions to the MidSouth Bancorp, Inc.
2015 annual meeting are available on our website at

midsouthbank.com

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To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by Wednesday, May 6, 2015.

020YKC

MidSouth Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Central Time, on May 19, 2015.

Vote by Internet

- Go to **www.envisionreports.com/MSL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the Nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Four (4) Class I Directors: 01 - C. R. Cloutier; 02 - Jake Delhomme; 03 - Timothy J. Lemoine; 04 - William M. Simmons

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

4. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2014 Annual Report to Shareholders are available at:
http://www.edocumentview.com/MSL

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

MidSouth Bancorp, Inc.

Proxy — MIDSOUTH BANCORP, INC.

Annual Meeting of Shareholders — May 20, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jay Angelle and George Shafer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 20, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named, FOR the non-binding advisory resolution on the compensation of our Named Executive Officers, and FOR the ratification of the appointment of Porter Keadle Moore, LLC (PKM) as the Company's independent registered public accounting firm for the year ending December 31, 2015.

(Continued and to be marked, dated and signed, on the other side)